May 20, 1997

Mr. Albert E. Whitehead
Suite 305, Reunion Center Building
9 East 4th Street
Tulsa, Oklahoma 74103-5109

Dear Al:

    This letter sets forth our mutual understanding concerning the arrangements, terms and conditions pursuant to which you will be retained to serve as a consultant to Seven Seas Petroleum Inc. (the "Company") for a period of three
(3) years commencing the date hereof.

    1. (a) You agree to serve as a consultant to the Company for a period commencing on the date hereof and ending on the third anniversary of the date hereof and to perform such consulting services as the management and directors of the Company may from time to time reasonably request. If the Company requests that you perform services hereunder and you have performed at least 10 hours of service for each month since the date of this Agreement, you shall be deemed to be in compliance with your obligations under this Agreement and need not comply with that request. The services described in this section shall be rendered by you at your office in Tulsa, Oklahoma or at the Company's office in Houston, Texas. The Company acknowledges and agrees that you shall be providing services to the Company on a non-exclusive basis and that during the period in which you serve as a consultant to the Company, you may serve as an officer, director, consultant or shareholder of other companies engaged in oil and gas exploration and development, some of which may be in competition with the Company.

       (b) The Company shall pay to you an amount equal to $200,000 per annum, in twenty-four equal installments on the first and fifteenth day of each month commencing June 1, 1997. The Company shall also reimburse you for all properly documented reasonable out-of-pocket expenses incurred in the performance of your duties as a consultant.

       (c) Until the first anniversary of the date hereof, the Company shall maintain in full force and effect, for your continued benefit, the benefits under any life insurance, medical or long term disability insurance policy currently in effect and thereafter, with respect to medical insurance benefits, you may elect to continue your coverage, at your expense, under COBRA.

       (d) The Company hereby agrees to take any and all actions required to extend the exercise period of all stock options currently held by you on the date hereof until October 20, 1998, including, without limitation, all actions required to pre-clear the extension of the exercise period of such options with the Toronto Stock Exchange or, if such pre-clearance is not obtained, to amend the stock option plan or to implement such other provisions as may be necessary to provide the economic benefit of such stock options to you for such extended exercise period.
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       (e) You agree not to disclose to anyone any confidential or non-public information which relates to the Company or its subsidiaries.

    2. Your relationship to the Company shall be that of independent contractor and you shall not be an employee or agent of the Company and you shall not have the power to bind or purport to bind the Company in any way nor shall you hold yourself out as an employee or agent of the Company.

    3. This Agreement shall inure to the benefit of and shall be binding upon you and your executor, administrator, heirs, and personal representatives, and the Company and its successors and assigns. In the event of a merger or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, all amounts which would have been due under Section 1(b) above for the remaining term of this Agreement shall be paid in a lump sum in cash prior to the consummation of any such transaction and this Agreement shall be terminated upon such payment. In the event of your death or permanent disability, all amounts which would have been due under Section 1(b) above for the remaining term of this Agreement shall be paid in a lump sum in cash to your spouse, in the case of disability, or to your executor in the case of death.

    4. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. It cannot be altered or amended except by a writing duly executed by the party against whom such alteration or amendment is sought to be enforced. This Agreement is for personal services and may not be assigned by you.

    5. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely within such state.

    6. If any one or more of the provisions contained in this Agreement shall be held illegal or unenforceable, no other provision shall be affected.

    If this letter correctly sets forth your understanding of the terms of your consulting arrangement with the Company please sign below in the place indicated and return it to us.

                                       SEVEN SEAS PETROLEUM INC.

                                       By: /s/ ROBERT A. HEFNER III
                                               Robert A. Hefner III
Accepted and Agreed:

By: /s/ ALBERT E. WHITEHEAD
    Albert E. Whitehead